COMPLIANCE SERVICES AGREEMENT

The following is a compliance services agreement between Atlantic Consulting Services, LLC and Symmetry Panoramic Trust.

COMPLIANCE SERVICES AGREEMENT
BETWEEN
ATLANTIC CONSULTING SERVICES, LLC
AND
SYMMETRY PANORAMIC TRUST

AGREEMENT (this “Agreement”) made as of this 7th day of June, 2018 (the “Effective Date”), between Atlantic Consulting Services, LLC ( “Atlantic”), a limited liability company organized under the laws of the State of Delaware with its principal place of business at Three Canal Plaza, Portland, Maine 04101, and Symmetry Panoramic Trust (the “Trust”), a statutory trust organized under the laws of the State of Delaware with its principal place of business at 151 National Drive, Glastonbury, Connecticut 06033.
WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end, management investment company and may issue its shares of beneficial interest in separate series and classes; and
WHEREAS, the Trust offers shares in various series as listed in Appendix A hereto (each such series, together with all other series subsequently established by the Trust and made subject to this Agreement, being herein referred to as a “Fund,” and collectively, the “Funds”) and the Trust offers shares of various classes of each Fund as listed in Appendix A hereto; and
WHEREAS, Rule 38a-1 ( “Rule 38a-1”) under the Investment Company Act of 1940, as amended (the “1940 Act”), requires the Trust to (1) establish a compliance program that is reasonably designed to prevent violations of the Federal Securities Laws (as defined in Rule 38a-1); and (2) designate an individual to serve as the Chief Compliance Officer of the Trust, with overall responsibility for administrating Trust’s compliance program; and
WHEREAS, the Trust must designate a person or persons responsible for implementing and monitoring the operations and internal controls of the Trust’s Anti-Money Laundering Compliance Program; and
WHEREAS, the Trust desires to retain Atlantic to provide the compliance Services described herein, and Atlantic has agreed to render the Services to the Trust by entering into this Agreement on the terms and conditions set forth in this Agreement;
NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the Trust and Atlantic agree as follows:
SECTION 1.  APPOINTMENT
The Trust hereby appoints Atlantic, subject to the supervision of the Board of Trustees of the Trust (the “Board”), to provide (i) a Chief Compliance Officer as described in Rule 38a-1, and (ii) an Anti-Money Laundering Compliance Officer to the Trust and to provide the services set forth in Appendix B hereto (the “Services”) and other such services as may reasonably be requested by the Trust from time to time. Atlantic accepts this employment and agrees to render the Services for the compensation set forth herein. In connection therewith, the Trust has delivered to Atlantic copies of: (i) the Trust’s Declaration of Trust and By-laws (“Organic  Documents”); (ii) the Trust’s Registration Statement, and all amendments thereto with respect to each Fund filed with the US Securities and Exchange Commission (“SEC”) pursuant to the Investment Company Act of 1940, as amended (the “1940 Act”) or the Securities Act of 1933, as amended (“Securities Act”); (iii) the current Prospectus and Statement of Additional Information of the Funds (collectively, as currently in effect and as amended or supplemented, the “Prospectus”); (iv) all procedures adopted by the Trust with respect to each Fund that impact the Services, and (v) any other documents, materials or information that Atlantic shall reasonably request to enable it to perform its duties pursuant to this Agreement. The Trust will further, from time to time, furnish Atlantic with all amendments of or supplements to the foregoing. The Trust shall use its best efforts to cause all service providers to the Funds, as relevant to this Agreement, to furnish information to Atlantic and to assist Atlantic as may be required and shall ensure that Atlantic has reasonable access to all records and documents maintained by or on behalf of the Funds or any service provider to the Funds.
SECTION 2.  DUTIES OF ATLANTIC
  (a)          Atlantic shall designate, subject to the approval of the Trust’s Board, including a majority of the Trustees who are not “interested persons” (as defined in the 1940 Act) of the Trust, a qualified person who is an employee of Atlantic or a subsidiary of Atlantic to serve as Chief Compliance Officer of the Trust within the meaning of Rule 38a-1 (such individual the “CCO”). The CCO shall be a person who is competent and knowledgeable regarding the federal securities laws. Atlantic’s responsibility for the activities of the CCO are limited to the extent that the Trust’s Board shall make all decisions regarding the designation, termination and level of compensation of the CCO as provided by Rule 38a-1. The CCO shall render to the Trust such advice and services as are required to be performed by a CCO under, or reasonably necessary for the Trust to comply with, Rule 38a-1, including those set forth below under this Section 2, as may be modified from time to time by written agreement of the parties hereto. The Trust acknowledges that other employees of Atlantic and its subsidiaries will assist the CCO in the performance of his/her duties hereunder. In addition, Atlantic shall designate, subject to the approval of the Trust’s Board, including a majority of the Trustees who are not “interested persons” (as defined in the 1940 Act) of the Trust, a qualified person who is an employee of Atlantic or a subsidiary of Atlantic to serve as a person responsible for implementing and monitoring the operations and internal controls of the Trust’s Anti-Money Laundering Compliance within the meaning of Section 352 under the USA PATRIOT Act (such individual the “Anti-Money Laundering Compliance Officer”). The Anti-Money Laundering Compliance Officer shall be a person who is competent and knowledgeable regarding the applicable provisions of the Bank Secrecy Act, as amended by the USA PATRIOT Act and the regulations thereunder. Atlantic’s responsibilities for the activities of the Anti-Money Laundering Compliance Officer are limited to the extent that the Trust’s Board shall make all decisions regarding the designation, termination and level of compensation of the Anti-Money Laundering Compliance Officer. The Anti-Money Laundering Compliance Officer shall render to the Trust such advice and services as are required to be performed by an Anti-Money Laundering

Compliance Officer under, or reasonably necessary for the Trust to comply with, applicable provisions of the Bank Secrecy Act, as amended by the USA PATRIOT Act and the regulations thereunder. The Trust acknowledges that other employees of Atlantic and its subsidiaries will assist the Anti-Money Laundering Compliance Officer in the performance of his/her duties hereunder.
(b)            With respect to the Trust, the CCO and the Anti-Money Laundering Compliance Officer shall provide the Services set forth in Appendix B.
(c)            In addition to the limitation of liability set forth in Sections 3 and 4 of this Agreement, Atlantic shall not be liable to the Trust, the Funds or any other individual or entity (“Person”) for any failure to provide any Service in the following circumstances, but only for so long as such circumstances continue (and for a reasonable period thereafter taking into account the impact that such an occurrence has on Atlantic’s ability to comply with its obligations under this Agreement) and provided that such failure is not the result of Atlantic’s bad faith, willful misfeasance or negligence in performance of such services:
(i)
if any relevant condition precedent upon which performance of the relevant Service depends (“Dependencies”) are not met and the failure to meet any such Dependencies was not a result of delay, or failure to provide information or take action, by Atlantic, the CCO, and/or the Anti-Money Laundering Compliance Officer required to be provided or taken under this Agreement;

(ii)	if the failure to perform the Services is at the request or with the consent of the Trust:
(iii)
if the failure to perform the Services results from incorrect or corrupted information provided by (A) any Person that is not an affiliate of Atlantic, that provides services to the Funds or with respect to the Funds’ shareholders including, without limitation, any adviser, underwriter for a Fund, brokers or other intermediaries through which a Fund’s shares may be sold or distributed and any other current or predecessor service providers to a Fund or (B) couriers, software houses, custodians clearing systems or depositories, provided, that (I) if any such Person described in clause (B) above is chosen by Atlantic, then the selection of such Person must have been reasonable under the circumstances (and the selection of such a Person shall be deemed reasonable if, after notice explicitly identifying such selection and providing an opportunity to object to such selection the Board does not object to such selection); and (2) in any event, Persons shall be deemed reasonable if they are selected or retained at the direction of the Trust or with the consent of the Trust (each Person described in clauses (A) and (B), a “Third Party Service Provider); and/or

(iv)	if any Law to which Atlantic or any third party is subject prevents or limits the performance of the duties and obligations of Atlantic.
Notwithstanding the foregoing, Atlantic shall nevertheless use reasonable efforts to provide the Services while any of the circumstances specified in Section 2(c)(i) above subsist, provided that Atlantic shall not be required to incur any additional costs in doing so (other than costs that it would have had to incur in the ordinary course of providing the Services, assuming such circumstances had not so occurred). If, despite the foregoing, Atlantic incurs any such additional costs in endeavoring to supply the Services, Atlantic shall promptly notify the Trust and the Trust shall reimburse those costs to Atlantic to the extent that they have been reasonably incurred (and Atlantic used reasonable efforts to mitigate such costs) or they have been agreed in advance between the parties. For purposes of this Agreement, (i) the capitalized term “Law” means any statutes, rules and regulations of any Governmental Authority and applicable judicial or regulatory interpretations thereof and (ii) “Governmental Authority” means any court, government department, central bank, commission, board, bureau, agency, securities or futures industry associations or other regulatory, self-regulatory, administrative, judicial, executive, legislative or governmental entity in any country or jurisdiction.
(d)          Nothing contained herein shall be construed to require Atlantic to perform any service that could cause Atlantic to be deemed an investment adviser for purposes of the 1940 Act, or that could cause a Fund to act in contravention of the Prospectus, its Organic Documents or any Law. The Trust on behalf of each Fund acknowledges and agrees that (i) the summaries of the Services set out in Appendix B are intended to define the scope of the services to be provided: and (ii) the procedures, features, functionalities, systems and/or facilities that support the provision of the Services by Atlantic or any affiliated subcontractor shall be a matter for the sole discretion of Atlantic. Except as otherwise specifically provided in Appendix B with respect to the Services, the Trust assumes all responsibility for ensuring that each Fund complies in all material respects with all applicable requirements of Law.
(e)          Atlantic shall maintain policies and procedures relating to the Services it provides to the Funds that are reasonably designed to prevent violations of the Federal Securities Laws (as defined in the 1940 Act) and shall employ personnel to administer the policies and procedures who have the requisite level of skill and competence required to discharge its responsibilities effectively.
(f)          Atlantic shall promptly, after obtaining knowledge thereof, use its commercially reasonable efforts to correct any errors that have been made in connection with its Services rendered hereunder, including errors of judgment or mistakes of Law, in accordance with the Trust’s applicable policies and procedures.
(g)          Atlantic shall (i) promptly notify the CCO of any material violation of Law known to Atlantic by the Trust, any Fund, or Atlantic affecting any Fund and (ii) at each meeting of the Board and at such other times as determined appropriate by Atlantic, notify the Board of any other violation of Law by Atlantic or a Third Party Service Provider affecting the Trust, any Fund or Atlantic’s Services of which Atlantic becomes aware in providing the Services, including as a result of information generated by Atlantic, detected through Atlantic’s internal or external audit procedures or provided to Atlantic by other service providers to the Trust or any Atlantic subcontractor.
(h)          If Atlantic is in doubt as to any action it should or should not take, Atlantic may request directions, advice or instructions from the Trust or, as applicable, the Trust’s investment adviser, custodian or other service providers. If Atlantic is in doubt as to any question of law pertaining to any action it should or should not take, Atlantic may request advice from counsel for the Trust, the Funds or Atlantic, at the option of Atlantic. In the event of a conflict between directions, advice or instructions Atlantic receives from the Trust or any service provider and the advice Atlantic receives from counsel, the Trust and Atlantic shall work together in good faith to mutually agree upon the directions, advice or instructions to follow. Upon request, Atlantic will provide the Trust with a copy of the advice of counsel received that is not the subject of attorney client or work product privilege. Nothing in this Section 2(h) shall excuse Atlantic when an action or omission on the part of Atlantic constitutes willful misfeasance, bad faith, gross negligence or reckless disregard by Atlantic of any duties, obligations or responsibilities set forth in this Agreement.
SECTION 3.  STANDARD OF CARE
(a)          Atlantic shall be obligated to act in good faith and to exercise commercially reasonable care and diligence in the performance of its duties under this Agreement (the “Standard of Care”).
(b)          Atlantic shall not be liable to the Trust, the Funds, any Fund shareholders or any other Person for any action or inaction of Atlantic relating to any event whatsoever including, without limitation, any error of judgment or mistake of Law or any loss incurred by the Trust or any Fund, in the absence of a breach of the Standard of Care, bad faith, willful misfeasance or negligence in the performance of Atlantic’s duties or obligations under this Agreement or Atlantic’s reckless disregard of its duties and obligations under this Agreement. Without limiting the foregoing, Atlantic shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, national emergencies, labor difficulties (other than those related to Atlantic’s employees), fire, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.
(c)          The Trust agrees to indemnify and hold harmless Atlantic, its employees, agents, subcontractors, directors, officers and managers and any Person who controls Atlantic within the meaning of section 15 of the Securities Act or section 20 of the Securities Exchange Act of 1934, as amended, (“Atlantic Indemnitees”) against and from any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character arising out of or in any way related to a claim from a third party and arising directly out of (A) Atlantic’s actions taken or failures to act with respect to a Fund or (B) incident to the delivery of the Services, except those actions or failures to act for which Atlantic Indemnitee would otherwise be liable under Section 3(a) and (b).
(d)          Atlantic agrees to indemnify and hold harmless the Trust and its respective employees, agents, trustees and officers against and from any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character arising out of or in any way related to a claim from a third party and arising directly out of (A) Atlantic’s actions taken or failures to act with respect to a Fund or (B) incident to the delivery of the Services, in either clause (A) or clause (B), for which Atlantic would be liable under Section 3(a) and (b).
(e)          An Atlantic Indemnitee shall not be liable for any action taken or failure to act in good faith reliance upon:
(i)
the advice of the Funds or the Trust or counsel to Atlantic, the Trust or the Funds, and upon statements of accountants and brokers engaged by the Trust and other Persons reasonably believed in good faith by Atlantic to be expert in the matters upon which they are consulted;

(ii)
any oral instruction that it receives and that it reasonably believes in good faith was transmitted by the Person or Persons authorized by the Trust or the Funds to give such oral instruction. Atlantic shall have no duty or obligation to make any inquiry or effort of certification of such oral instruction;

(iii)
any written instruction or certified copy of any resolution of the Board, and Atlantic may rely upon the genuineness of any such document or copy thereof reasonably believed in good faith by Atlantic to have been validly executed;

(iv)
any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other document reasonably believed in good faith by Atlantic to be genuine and to have been signed or presented by the Trust or the Funds or other proper party or parties; or

(v)
any electronic instructions from the Trust or the Funds in conformity with security procedures established by Atlantic from time to time in order to transmit shareholder information or other information.

(f)          In order that the indemnification provisions contained in this Section shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim or to defend against said claim in its own name or in the name of the other party. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party’s prior written consent.
(g)          Atlantic’s liability to the Trust and any other Person for any losses or damages in contract, tort or otherwise, arising out of the subject matter of this Agreement shall, save in the case of liability resulting from the bad faith, willful misfeasance or gross negligence in the performance of Atlantic’s duties or obligations or Atlantic’s reckless disregard of its duties and obligations under this Agreement, be limited to those damages that are reasonably incurred by the Trust and the Funds and shall not exceed USD $1 million. Notwithstanding any other provision of this Agreement to the contrary, neither party to this Agreement shall be liable to the other party or any indemnitee for any indirect, special, punitive or consequential damages in relation to the subject matter of this Agreement or under any provision of this Agreement, even if advised of the possibility of the same.
SECTION 4.  LIMITATION OF SHAREHOLDER AND TRUSTEE LIABILITY
Atlantic acknowledges and agrees that the members of the Board and the shareholders of the Funds shall not be liable under this Agreement for any obligations of the Trust, any Fund or any other series of the Trust, Atlantic agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Trust or of the Funds to which Atlantic’s rights or claims relate in settlement of such rights or claims.
SECTION 5.  COMPENSATION AND EXPENSES
(a)          For the services provided by Atlantic pursuant to this Agreement, the Trust shall pay Atlantic, with respect to each Fund, a fee at the annual rate stated for the Fund in Schedule Ahereto (the “Fee Schedule”).Such fees shall be accrued by a Fund daily and billed monthly in arrears. Atlantic also shall be reimbursed for such out-of-pocket expenses (e.g., telecommunication charges, travel expenses, postage and delivery charges, and reproduction charges) as are reasonably incurred by Atlantic in performing its duties hereunder.

If fees begin to accrue in the middle of a month or if this Agreement terminates before the end of any month, all fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs. Upon the termination of this Agreement with respect to a Fund, the Trust shall pay to Atlantic such compensation as shall be payable prior to the effective date of termination.
The Trust shall pay all such fees and reimbursable expenses within thirty (30) calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Trust shall notify Atlantic in writing within thirty (30) calendar days following receipt of each invoice if the Trust is disputing any amounts in good faith. The Trust shall pay such disputed amounts within the foregoing thirty (30) calendar day period or, if later, ten (10) calendar days of the day on which the parties agree to the amount to be paid. Notwithstanding anything to the contrary, amounts owed by the Trust to Atlantic shall only be paid out of the assets and property of the particular Fund involved.
(b)          Notwithstanding anything in this Agreement to the contrary, Atlantic and its affiliated Persons may receive other compensation or reimbursement from the Trust, including with respect to (i) the provision of services not covered by this Agreement or (ii) the provision of shareholder support or other services not covered by this Agreement provided that Atlantic and the Trust agree upon such compensation or reimbursement and services or support in advance of incurring the same.
(c)          In connection with the services provided by Atlantic pursuant to this Agreement, the Trust, on behalf of each Fund, agrees to reimburse Atlantic for the expenses set forth in the Fee Schedule. In addition, the Trust shall reimburse Atlantic for all reasonably and necessarily incurred expenses and employee time attributable to any review, outside of routine and normal periodic reviews or other reviews provided for under this Agreement, of the Funds’ accounts and records by the Funds’ independent accountants or any regulatory body of which the Funds are first notified and that are not attributable to any negligent action or inaction of Atlantic, provided that to the extent practicable, Atlantic agrees upon such expenses and employee time with the Trust in advance of incurring same.
SECTION 6.  EFFECTIVENESS, DURATION AND TERMINATION
(a)          This Agreement shall become effective on the Effective Date. This Agreement shall continue in effect (i) until terminated in its entirety or (ii), with respect to any Fund or with respect to any one or more of the Services covered by Appendix B, as applicable, provided to any one or more of the Funds, until terminated as to a Fund or a Service provided to a Fund (a “Partial Termination”).
(b)          This Agreement may be terminated (A) in its entirety or (B) with respect to any Fund, without the payment of any penalty:
(i)
with or without cause, at any time, by either party on the date specified in a written notice to the other party provided not less than 120 days prior to the termination date specified in the notice; provided that in the event the Trust gives notice of a Partial Termination, Atlantic shall have thirty (30) days to deliver notice that it intends to terminate any remaining portion, or the entirety, of this Agreement; provided further, that in the event Atlantic gives notice of termination or of a Partial Termination, the Trust may delay the termination or Partial Termination for up to an additional ninety (90) days upon further written notice to Atlantic; and
(ii)
for cause at any time by the non-breaching party on immediate written notice thereof to the other party, if the other party has materially breached any of its obligations hereunder including, with respect to Atlantic, the failure by Atlantic to act consistently with the Standard of Care set forth in Section 3(a); provided, however, that (i) the non-breaching party has first notified the other party of the breach (such notice to describe the breach) (a “Breach Notice”), and (ii) no such termination shall be effective if, with respect to any breach that is capable of being cured prior to the date set forth in the termination notice, the breaching party has cured such breach to the reasonable satisfaction of the non-breaching party within 30 days of receipt of the relevant Breach Notice.

(c)            Upon notice of termination by either party of this Agreement, in its entirety or with respect to any Fund or any Service provided to any Fund, Atlantic shall promptly transfer to any successor service providers the original or copies of all books and records maintained by Atlantic under this Agreement including, in the case of records maintained on computer systems, copies of such records in commercially reasonable, machine-readable form, and shall cooperate with, and provide reasonable assistance to, the successor service provider(s) in the establishment of the books and records necessary to carry out the successor service providers’ responsibilities. Should the Trust or Atlantic exercise its right to terminate this Agreement, the Trust shall, as agreed in advance in good faith with Atlantic, reimburse Atlantic for Atlantic’s reasonable costs associated with the copying and movement of records and material to any successor person and providing assistance to any successor person in the establishment of the accounts and records necessary to carry out the successor’s responsibilities and Atlantic’s reasonable out-of-pocket costs incurred in the termination of services that relate primarily or exclusively to any Services being terminated hereunder (“termination costs”);provided, however, that, notwithstanding anything herein to the contrary, the Trust shall have no obligation to reimburse Atlantic for its costs if the Trust terminates this Agreement pursuant to clause (ii) of subsection (b) above or if Atlantic terminates this Agreement pursuant to clause (i) of subsection (b) above.
(d)            The provisions of Sections 3,  4,  5,  6,  7,  8,  9,  11 and 12 shall survive any termination of this Agreement.
SECTION 7.  ACTIVITIES OF ATLANTIC
Except to the extent necessary to perform its obligations under this Agreement, nothing herein shall be deemed to limit or restrict Atlantic’s right, or the right of any of its officers, directors or employees to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, trust, firm, individual or association.
SECTION 8.  PROPRIETARY AND CONFIDENTIAL INFORMATION
(a)            Atlantic agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Trust, all records and other information relative to the Trust and prior, present, or potential shareholders of the Trust (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld, conditioned or delayed and may not be withheld, conditioned or delayed where Atlantic may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities approved by the Trust, or (iii) when so requested by the Trust. Records and other information which have become known to the public through no wrongful act of Atlantic or any of its employees, agents or representatives, and information that was already in the possession of Atlantic prior to receipt thereof from the Trust or its agent, shall not be subject to this paragraph.
(b)            Further, Atlantic will adhere to the privacy policies adopted by the Trust pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time. In addition, Atlantic will comply with any other limitations or restrictions on disclosure of portfolio holdings or other information of the Trust set forth in the Trust’s prospectus and statement of additional information. In this regard, Atlantic shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Trust and its shareholders.
SECTION 9.  RECORDS
Atlantic shall keep records relating to the Services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Trust, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, section 31 of the 1940 Act and the rules thereunder. Atlantic agrees that any such records prepared or maintained by Atlantic relating to the services to be performed by Atlantic hereunder are the property of the Trust and will be preserved, maintained, and made available in accordance with such laws applicable to the Trust, including without limitation, section 31 of the 1940 Act and will be promptly surrendered to the Trust or its designee on and in accordance with its request.
SECTION 10.  REPRESENTATIONS AND WARRANTIES
(a)            Representations and Warranties of Atlantic.Atlantic represents and warrants to the Trust that:
(i)	It is duly organized and existing as a limited liability company and in good standing under the laws of the State of Delaware.
(ii)	It is empowered under applicable laws and by its limited liability company agreement to enter into this Agreement and perform its duties under this Agreement.
(iii)	All requisite limited liability company proceedings have been taken to authorize it to enter into this Agreement and perform its duties under this Agreement.
(iv)	It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.
(v)	The execution, delivery and performance of this Agreement by Atlantic does not breach, violate or cause a default under any agreement, contract or instrument to which Atlantic is a party or any judgment, order or decree to which Atlantic is subject; (ii) the execution, delivery and performance of this Agreement by Atlantic has been duly authorized and approved by all necessary limited liability company action; and (iii) upon the execution and delivery of this Agreement by Atlantic and the Trust, this Agreement will constitute a legal, valid and binding obligation of Atlantic, enforceable against Atlantic in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting the rights and remedies of creditors and secured parties.
(vi)
Each of Atlantic, its parent and its parent’s other subsidiaries has adopted and implemented written policies and procedures reasonably designed to prevent violations of the Federal Securities Laws (as defined under the 1940 Act) related to the services provided by Atlantic to the Trust. It will review, no less frequently than annually, the adequacy of the policies and procedures and the effectiveness of their implementation. At least quarterly, Atlantic will report to the Trust any material changes made to the policies and procedures and provide the Trust with a report of each compliance matter identified during the quarter with respect to the Funds that may reasonably be deemed material (as defined in the 1940 Act).

(vii)
It will maintain insurance that covers such risks and is in such amounts, with such deductibles and exclusions, sufficient for compliance by Atlantic with all requirements of Law and sufficient for Atlantic to perform its obligations under this Agreement; and all such policies are in full force and effect and are with financially sound and reputable insurance companies, underwriters or other insuring entities.

(viii)
It shall make available a person who is competent and knowledgeable regarding the federal securities laws and is otherwise reasonably qualified to act as a CCO and who will, in the exercise of his or her duties to the Trust, act in good faith and in a manner reasonably believed by him or her to be in the best interests of the Trust.

(ix)
It shall make available a person who is competent and knowledgeable regarding the applicable provisions of the Bank Secrecy Act, as amended by the USA PATRIOT Act and the regulations thereunder and is otherwise reasonably qualified to act as a Anti-Money Laundering Compliance Officer and who will, in the exercise of his or her duties to the Trust, act in good faith and in a manner reasonably believed by him or her to be in the best interests of the Trust.

(x)
It shall compensate the CCO and the Anti-Money Laundering Compliance Officer fairly, subject to the Board’s right under any applicable regulation (e.g., Rule 38a-1) to approve the designation, termination and level of compensation of the CCO and the Anti-Money Laundering Compliance

Officer. In addition, it shall not retaliate against the CCO or the Anti-Money Laundering Compliance Officer should the CCO or the Anti-Money Laundering Compliance Officer inform the Trust’s Board of a compliance failure or take aggressive action to ensure compliance with the federal securities laws by the Trust or a Service Provider.
(xi)
It shall report to the Board promptly if Atlantic learns about CCO or Anti-Money Laundering Compliance Officer malfeasance or in the event the CCO is terminated as a Chief Compliance Officer or the Anti-Money Laundering Compliance Officer is terminated as anti-money laundering compliance officer by another investment company registered under the 1940 Act.

(xii)
It shall report to the Board if at any time the CCO or the Anti-Money Laundering Compliance Officer is subject to the “bad boy” disqualifications as set forth in Section 15(b)(4) of the Exchange Act or Section 9 of the 1940 Act.

(b)                Representations and Warranties of the Trust. The Trust represents and warrants to Atlantic that:
(j)
It is a statutory trust duly organized, validly existing and in good standing under the laws of the State of Delaware and is registered with the SEC as an open-end investment company under the 1940 Act.

(ii)	It is empowered under applicable laws and by its Organic Documents to enter into and perform this Agreement.
(iii)	All requisite statutory trust proceedings have been taken to authorize it to enter into and perform this Agreement.
(iv)
The execution, delivery and performance of this Agreement by the Trust does not breach, violate or cause a default under any agreement, contract or instrument to which the Trust is a party or any judgment, order or decree to which the Trust is subject; (ii) the execution, delivery and performance of this Agreement by the Trust has been duly authorized and approved by all necessary action; and (iii) upon the execution and delivery of this Agreement by Atlantic and the Trust, this Agreement will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting the rights and remedies of creditors and secured parties

(v)
The CCO and the Anti-Money Laundering Compliance Officer shall be covered by the Trust’s Directors & Officers/Errors & Omissions Policy (the “Policy”), and the Trust shall use reasonable efforts to ensure that the

CCO’s coverage is (a) reinstated should the Policy be cancelled; (b) continued after the CCO ceases to serve as the Trust’s CCO on substantially the same terms as such coverage is provided for the Trust officers after such persons are no longer officers of the Trust; or (c) continued in the event the Trust merges or terminates, on substantially the same terms as such coverage is provided for the Trust officers (but for a period of no less than six years). The Trust shall provide Atlantic with proof of current coverage, including a copy of the Policy, and shall notify Atlantic immediately should the Policy be cancelled or terminated; and
(vi)
The CCO and the Anti-Money Laundering Compliance Officer are subject to the provisions of the Trust’s Organizational Documents regarding indemnification of its officers to the same extent as if each was a named officer in the Trust’s By-laws.

SECTION 11.  FORCE MAJEURE
Neither party shall be responsible for or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including acts of civil or military authority, national emergencies, labor difficulties (other than those related to Atlantic’s employees), fire, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.
SECTION 12.  MISCELLANEOUS
(a)          No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties hereto.
(b)          No amendment to this Agreement or the termination of this Agreement with respect to a Fund shall affect this Agreement as it pertains to any other Fund.
(c)          This Agreement shall be governed by, and the provisions of this Agreement shall be construed and interpreted under and in accordance with, the laws of the State of Delaware without regard to its principles of conflicts of law.
(d)          This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement between those parties with respect to the subject matter hereof, whether oral or written.
(e)          This Agreement may be executed by the parties hereto on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument. If this Agreement or any Law requires a record or signature to be written or in writing, an electronic record or electronic signature, as the case may be, satisfies such requirement. Delivery of this Agreement by electronic means shall be deemed to be proper delivery.
(f)            If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if this Agreement did not contain the particular part, term or provision held to be illegal or invalid.
(g)          Section headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.
(h)          Notices, requests, instructions and communications received by the parties at their respective principal places of business, or at such other address as a party may have designated in writing, shall be deemed to have been properly given.
(i)          No affiliated Person, employee, agent, director, officer or manager of Atlantic shall be liable at law or in equity for Atlantic’s obligations under this Agreement.
(j)          No affiliated Person, employee, agent, director, officer or manager of the Trust shall be liable at law or in equity for the Trust’s obligations under this Agreement.
(k)          Each of the undersigned warrants and represents that they have full power and authority to sign this Agreement on behalf of the party indicated and that their signature will bind the party indicated to the terms hereof and each party hereto warrants and represents that this Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the party, enforceable against the party in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.
(l)          Each Appendix to this Agreement is part of the Agreement. In the event of any conflict between the Agreement and any Appendices, the Agreement shall control.
(m)          Except as otherwise provided in this Agreement, neither this Agreement nor any rights or obligations under this Agreement may be assigned by any party without the written consent of the other party. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns. Subject to prior written notice to the Trust, Atlantic may subcontract for the performance hereof with any affiliate of Atlantic; provided however, that Atlantic shall be as fully responsible to the Trust for the acts and omissions of any assignee or subcontractor as Atlantic is for its own acts and omissions under this Agreement and that no such assignment or subcontract will increase the compensation payable by the Trust to Atlantic under this Agreement for the Services. Notwithstanding the foregoing, Atlantic shall not be liable for the acts or omissions of any Person to which any performance hereunder is subcontracted at the direction of the Trust.
(n)          This Agreement has been signed and delivered on behalf of the Trust by an authorized officer of the Trust, and such execution and delivery by such officer shall not be deemed to have been made by such officer individually or to impose any liability on such officer, the Trustees or the shareholders personally, but shall bind only the Trust as provided in the Trust’s Declaration of Trust.
SECTION 10.  COOPERATION WITH INDEPENDENT PUBLIC ACCOUNTANTS

Atlantic shall cooperate with the Funds’ independent public accountants and shall take reasonable action to make all necessary information available to the accountants for the performance of the accountants’ duties.
[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

SYMMETRY PANORAMIC TRUST
By: /s/ John A. Mooney
Name: John A. Mooney
Title: Trustee

ATLANTIC CONSULTING SERVICES, LLC

By:          /s/ Stacey E. Hong
                Stacey E. Hong
                President

APPENDIX A: FUNDS OF THE TRUST
Fund Name
Symmetry Panoramic U.S. Equity Fund
Symmetry Panoramic International Equity Fund
Symmetry Panoramic Global Equity Fund
Symmetry Panoramic Tax-Managed Global Equity Fund
Symmetry Panoramic U.S. Fixed Income Fund
Symmetry Panoramic Global Fixed Income Fund
Symmetry Panoramic Municipal Fixed Income Fund
Symmetry Panoramic Alternatives Fund

APPENDIX B: SERVICES
1.           Subject to the approval of the Trust’s Board, make available a qualified person to serve as the Trust’s CCO who is competent and knowledgeable regarding the federal securities laws. The CCO shall:
(a)          Report directly to the Trust’s Board;
(b)         With the assistance of the Trust, assist with drafting, review and revise, where and if necessary, the written compliance policies and procedures (the “Compliance Program”) of the Trust, which shall address compliance with, and be reasonably designed to prevent violation of, the Federal Securities Laws (as defined in Rule 38a-1) by the Trust and provide for oversight of compliance by the Trust’s investment advisers, sub-advisers, administrators (as that term is defined in Rule 0-1 promulgated under the 1940 Act), principal underwriters and transfer agent that relate to the Trust (collectively, “Service Providers”);
(c)          Implement, administer and enforce the Trust’ Compliance Program;
(d)          Oversee, on behalf of the Trust, adherence to the written compliance policies and procedures of the Service Providers and monitor the Service Providers’ compliance with their own written compliance policies and procedures, Federal Securities Laws and the Trust’s Agreement and Declaration of Trust, as amended and By-laws, as amended and any applicable regulatory relief (e.g., exemptive orders):
(e)          Conduct periodic reviews of the Trust’s compliance program to incorporate any new or changed regulations, best practice recommendations or other guidelines that may be appropriate;
(f)          Review no less frequently than annually, the adequacy of the policies and procedures of the Trust and the Service Providers and the effectiveness of their respective implementation;
(g)          Apprise the Trust’s Board of significant compliance events at the Trust or the Service Providers;
(h)          Design testing methods for the Trust’s compliance program policies and procedures;
(i)          Perform and document periodic testing of certain key control procedures (as appropriate to the circumstances), including reviewing reports, investigating exceptions, and making inquiries of Trust management and Service Providers;
(j)          Conduct periodic site visits to Service Providers as necessary;
(k)          Provide training, and deliver updates to the Trust or the Service Providers, as necessary;

(l)          Establish a quarterly reporting process to the Trust’s Board, including both written and oral reports on the administration and enforcement of the Compliance Program. These regular reports shall address compliance by the Trust and the Service Providers and such other matters as the Trust or the Board may reasonably request or the CCO may reasonably believe should be brought to the applicable Trust’s or Board’s attention;
(m)          attend regularly scheduled Board meetings as well as special meetings on an as-needed basis;
(n)          Prepare a written annual report for the Trust’s Board that, at a minimum, addresses (A) the operation of the Trust’s and its Service Providers’ policies and procedures since the last report to the Board; (B) any material changes to such policies and procedures since the last report; (C) any recommendations for material changes to the policies and procedures as a result of the periodic or annual reviews referred to in Sections 2(b)(v) and (vi) above; and (D) any “material compliance matters” (as defined in Rule 38a-1) since the date of the last report; and
(o)          No less than annually, meet separately with the Trust’s Trustees who are not “interested persons” as defined in the 1940 Act.
2.             Subject to the approval of the Trust’s Board, make available a qualified person to act as the Trust’s Anti-Money Laundering Compliance Officer who is competent and knowledgeable regarding the anti-money laundering rules and regulations applicable to mutual funds. The Anti-Money Laundering Compliance Officer shall oversee the implementation of and monitor the operations and internal controls of the Trust’s Anti-Money Laundering Compliance Program.
(a)          Atlantic shall provide such other services and assistance relating to the affairs of the Trust as the Trust may, from time to time, reasonably request pursuant to mutually acceptable compensation and implementation agreements.
(b)          Atlantic shall maintain records relating to its services, such as compliance policies and procedures, relevant Board presentations, annual reviews, and other records, as are required to be maintained under the 1940 Act and Rule 38a-1 thereunder, as well as under the USA PATRIOT Act. Such reports shall be maintained in the manner and for the periods as are required under the applicable rule or regulation. The books and records pertaining to the Trust that are in the possession of Atlantic shall be the property of that Trust. The Trust, or the Trust’ authorized representatives, shall have access to such books and records at all times during Atlantic’s normal business hours. Upon the reasonable request of a Trust, copies of any such books and records shall be provided promptly by Atlantic to such Trust or such Trust’s authorized representatives at the Trust’s expense.
(c)          The CCO and the Anti-Money Laundering Compliance Officer shall meet with, and reply to inquiries from, the U.S. Securities and Exchange Commission (“SEC”), Financial Industry Regulatory Association, Inc. (“FINRA”) and other legal and regulatory authorities as necessary or as reasonably requested by the Trust or the Board.

(d)          Nothing contained herein shall be construed to require Atlantic to perform any service that could cause Atlantic to be deemed an investment adviser for purposes of the 1940 Act or the Investment Advisers Act of 1940, as amended, or that could cause either Trust to act in contravention of the Trust’ Prospectus or any provision of the 1940 Act. Except with respect to Atlantic’s duties as set forth in this Section 2 and except as otherwise specifically provided herein, the Trust assumes all responsibility for ensuring that such Trust complies with all applicable requirements of the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the 1940 Act and any laws, rules and regulations of governmental authorities with jurisdiction over the Trust. All references to any law in this Agreement shall be deemed to include reference to the applicable rules and regulations promulgated under authority of the law and all official interpretations of such law or rules or regulations.

SCHEDULE A: FEE SCHEDULE

Note: The following Fee Schedule relates to the Services Agreement by and among Atlantic Consulting Services, LLC and Symmetry Panoramic Trust (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Agreement.

Annual Fees
◾	Chief Compliance Officer
◾	$85,000 per Trust for the first year of Trust operations
◾	$75,000 per Trust following the first year of Trust operations
◾	$5,000 per sub-adviser
◾	Anti-Money Laundering Officer
◾	$6,000 per Trust

Other Fees
◾	$200 per hour for customized development post implementation

Out-of-Pocket and Related Expenses
Out-of-pocket expenses include, but are not limited to: anti-money laundering vendor fees; data storage, imaging and record retention: document reproduction; mailing, postage and delivery; regulatory fees; telecommunications; travel and travel related expenses.